The information contained herein is furnished to you solely by Greenwich Capital Markets, Inc. (the “Underwriter”) (and not by the issuer of the securities or any of its affiliates) to assist you in making a preliminary analysis of the securities referenced herein. This information is not an offer to sell securities or a solicitation of an offer to buy securities in any state where such offer or sale is prohibited. The Underwriter is acting in its capacity as underwriter and not as agent for the issuer of its affiliates in connection with the proposed transaction.

The information contained herein is preliminary and subject to completion and change, and supersedes all information relating to the subject securities that has been made available to you previously. You are urged to read the related final base prospectus and prospectus supplement and other relevant documents filed or to be filed with the Securities and Exchange Commission because they contain important information affecting the subject securities that is not contained herein. You are urged to conduct such investigation as you deem necessary and consult your own legal, tax, financial and accounting advisors in order to make an independent determination of the suitability, risks and consequences of an investment in such securities.

Certain of the information contained herein may be based upon numerous assumptions (which assumptions may not be specifically identified in the information), and changed in such assumptions may dramatically affect information such as the weighted average lives, yields, principal payment periods, etc. The Underwriter does not make any representation regarding the likelihood that any of such assumptions will coincide with actual market conditions or events. The information should not be construed as either projections or predictions or as legal, tax, financial or accounting advice.

The Underwriter and its affiliates may, from time to time, have long or short positions in, and buy and sell, the securities mentioned herein or similar securities, and perform investment banking services for any company mentioned herein. In addition, the Underwriter is an affiliate of the depositor.

HVMLT 05-13 MKT - Price/Yield - B1

Balance	$41,011,000.00	Delay	0
Coupon	4.43	Dated	9/30/2005
Settle	9/30/2005	First Payment	10/19/2005
Price = 100-00

Yield	5.201	6.206	7.215
Disc Margin	61	61	61
WAL	10.55	10.59	10.61
Mod Durn 30360	7.74	7.33	6.94
Principal Writedown	0.10 (0.00%)	0.11 (0.00%)	0.12 (0.00%)
Total Collat Loss (Collat Maturity)	14,797,812.26 (1.61%)	14,991,778.29 (1.63%)	15,098,530.97 (1.64%)
Prepay	15 CPR	15 CPR	15 CPR
LIBOR	FWD	FWD + 100	FWD + 200
Default	.75 CDR	.75 CDR	.75 CDR
Loss Severity	35%	35%	35%
Servicer Advances	100%	100%	100%
Liquidation Lag	12	12	12
Optional Redemption	Call (N)	Call (N)	Call (N)